Exhibit 99.10

Execution version

“31” March 2023

BARING VOSTOK FUND V NOMINEES LIMITED

(as seller)

and

FERMI INVESTMENTS

(as purchaser)

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on “31” March 2023

BETWEEN:

(1)

BARING VOSTOK FUND V NOMINEES LIMITED, a company incorporated and registered in Guernsey with company number 54998, having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW (the “BVFVNL”);

(2)

FERMI INVESTMENTS, a company incorporated and registered in the Republic of Mauritius with company registration number 189765/AC, having its registered office at Level 3, Alexander House, 35 Cybercity, Ebene 72201, Mauritius (“Fermi”),

collectively the “Parties” and each of them a “Party”.

RECITALS:

(Capitalised terms used in these Recitals that are not set out above are defined in Clause 1.1 below.)

(A)

As of the date of this Agreement BVFVNL holds approx. 17% shares in Ozon Holdings PLC, a company incorporated and existing under the laws of the Republic of Cyprus with registration number HE 104496, which has its registered office at 2-4 Arch. Makarios III, 9th Floor Capital Centre, Nicosia, Cyprus (“Ozon”).

(B)

BVFVNL is contemplating a restructuring and/or full divestment of its direct and/or indirect equity interests and rights in Ozon in favour of Fermi, as a result of which BVFVNL shall have no direct and/or indirect equity interests and rights in Ozon and Fermi shall become (a) the owner of the direct and/or indirect equity interests and rights in Ozon, held by BVFVNL, and (b) the holder of any and all rights that BVFVNL has or may have under any effective instruments entered into by BVFVNL in connection with its investments into Ozon (any rights attached to the shares in Ozon including, but not limited to, the rights to receive dividends, any rights under the share purchase agreements, subscription agreements, deeds of covenant, deeds of guarantee, convertible loan agreements, option agreements, share pledge agreements entered into by BVFVNL in connection with its investments into Ozon (subject to receipt of any consents (if required) from the counterparties to such instruments)).

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

1.1	In this Agreement (including in the Recitals), the following words and terms shall have the meaning given to them below:

“Affiliate” means:

(a)	in relation to any person (the relevant person):

(i)	any person Controlled by the relevant person (whether directly or indirectly);

(ii)	any person Controlling (whether directly or indirectly) the relevant person;

(iii)	any person Controlled (whether directly or indirectly) by any person Controlling the relevant person; and

(iv)	in the case of a trust, any trustee or beneficiary within the framework of such trust;

(b)	in relation to BVFVNL (in addition to limb (a) above) – any BV Affiliate;

(c)	in relation to Fermi (in additional to limb (a) above) – any Fermi Affiliate;

“Baring Vostok Capital Partners Group Limited” means Baring Vostok Capital Partners Group Limited, a non-cellular company incorporated and registered on 11 February 2015 under the laws of Guernsey having company no. 59819 having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“Baring Vostok Funds” means:

(a)	any Fund V Partnership;

(b)	BVIL;

(c)	any other fund, whether already formed or to be formed in the future, in relation to which any BV Investment Advisor acts as an investment advisor to such fund or its BV Fund Manager; and

(d)

any legal entity holding securities (whether as a nominee or by way of agency, trust or otherwise) on behalf of any such fund in paragraphs (a) and (c) (inclusive) of this definition provided that such legal entity is directly or indirectly fully owned by Baring Fintech Manager Holding Limited and/or by one or more of the persons who are partners (or their respective Affiliates) of the BV Investment Advisor from time to time;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which the banks are generally open for business in Nicosia, Cyprus and Ebene, Mauritius and London, England and St Peter Port, Guernsey;

“BV Affiliate” means any person being:

(a)	a Baring Vostok Fund;

(b)	a BV Investment Advisor;

(c)	a BV Fund Manager;

(d)	an Affiliate of any of the persons in paragraphs (a), (b) and (c) of this definition; and

(e)	a partner of any Baring Vostok Fund,

for the avoidance of doubt, the term BV Affiliate shall not include any Fermi Affiliate;

“BV Fund Manager” means any of the following persons:

(a)	Fund V Managers and/or any of its Affiliates (including any fund in which Fund V Managers and/or any of its Affiliates is a general partner);

(b)	BV Investment Managers and/or any of its Affiliates; and

(c)	any of the following entities:

(i)	any general partner and/or management company of any fund that is referred to in paragraph (c) of the definition of “Baring Vostok Funds” and formed after the date of this Agreement; or

(ii)	a legal successor of any person or persons referred to in paragraphs (a) or (b) of this definition,

provided that such general partner, or management company or legal successor is directly or indirectly fully owned by Baring Fintech Manager Holding Limited and/or by one or more of the persons who are partners (or their respective Affiliates) of the BV Investment Advisor from time to time.

It is acknowledged that there may be more than one BV Fund Manager at a given time;

“BVFVNL’s knowledge” means actual knowledge of the following persons: Julian Timms, Gill Newton, Holly Nielsen, Alex Baumgaertner and David Bernstein;

“BVIL” means Baring Vostok Investments PCC Limited, a protected cell company incorporated and registered in Guernsey with company number 38808, having its registered office is at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“BVIL Guernsey License” means a license or any other similar confirmation(s) issued by the competent Governmental Authority of Guernsey to BVIL, evidencing that “dealings with” the USD 40 mln Facility in the manner referred to in this Agreement (including the discharge of BVIL’s obligations under the USD 40 mln Facility) are not prohibited to BVIL;

“BV Investment Advisor” means:

(a)	Baring Vostok Capital Partners Group Limited and/or any of its Affiliates; and/or

(b)

a legal successor of a legal entity referred to in paragraph (a) of this definition which is Controlled by one or more of the persons who are partners (or their respective Affiliates) of Baring Vostok Capital Partners Group Limited as at the date of this Agreement.

It is acknowledged that there may be more than one BV Investment Advisor at any given time;

“BV Investment Managers” means Baring Vostok Investment Managers Limited, a non-cellular company incorporated and registered in Guernsey having company no. 56800 and having its registered office at 1st & 2nd Floors Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“Claim” means any claim made against BVFVNL under this Agreement;

“Confidential Information” has the meaning given to it in Clause 7.1;

“Control” means, in relation to any undertaking (being the “Controlled Person”), being:

(a)

entitled to exercise, or control the exercise of (directly or indirectly, by way of ownership or contractual rights) more than 50% of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the general partner or the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)

entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of:

(i)

directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50% of the voting power at meetings of that board or governing body in respect of all or substantially all matters, or the sole executive body (including the general director or other equivalent body) of the Controlled Person; and/or

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership, its general partner; or

(iv)	in the case of a trust, its trustee and/or manager; or

(c)

entitled to exercise a dominant influence over the Controlled Person (otherwise than solely as a fiduciary) by virtue of the provisions contained in its constitutional documents or, in the case of a trust, trust deed pursuant to applicable governance rights or delegated authority in respect of such Controlled Person or pursuant to an agreement with other shareholders, partners, members or beneficiaries of the Controlled Person,

(d)

able (directly or indirectly) to direct or cause the direction of the management or policies of the Controlled Person or otherwise secure that the affairs of the Controlled Person are conducted in accordance with the wishes of the Controller, and “Controller”, “Controlled”, and “Controlling”, shall be construed accordingly;

“Countersanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Russian Federation, including, but not limited to, pursuant to the Decrees of the President of the Russian Federation adopted from time to time in connection with the actions of the United States of America and foreign states and international organizations in concert with them, related to the introduction of restrictive measures against citizens of the Russian Federation and Russian legal entities and in order to protect the national interests of the Russian Federation and in accordance with the Federal Laws No. 281-FZ of 30 December 2006 “On Special Economic Measures and Coercive Measures”, No. 390-FZ of 28 December 2010 “On Security” and No. 127-FZ of 4 June 2018 “On measures of influence (counteraction) to unfriendly actions of the United States of America and other foreign states”, including but not limited to Decree 520 and Decree 618;

“Decree 520” means the Decree of the President of the Russian Federation No. 520 “On Application of Special Economic Measures in Financial and Fuel and Energy Sectors in Connection with Unfriendly Actions of Certain Foreign States and International Organisations” dated 5 August 2022;

“Decree 618” means the Decree of the President of the Russian Federation No. 618 “On Special Procedure for Conducting (Performing) Certain Types of Transaction (Operations) Among Certain Persons” dated 8 September 2022;

“Dispute” means a dispute arising between the Parties out of or in connection with this Agreement, including disputes arising out of or in connection with:

(a)	the creation, validity, effect, interpretation, termination, performance or non-performance of, or the legal relationships established by, this Agreement;

(b)	claims for set-off and counterclaims; and

(c)	any non-contractual obligations arising out of or in connection with this Agreement;

“Encumbrance” means a lien, charge, claim, condition, equitable interest, option, pledge, security interest, mortgage, assignment, hypothecation, easement, right of first refusal, right of pre-emption, retention of ownership rights, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or right exercisable by a third party, or any agreement or arrangement having a similar effect to any of the foregoing, in any case, whether arising by operation of Law or contract, and to “Encumber” shall be construed accordingly;

“Family Member” means a natural person’s spouse, civil partner, relative, the spouse or civil partner of a relative and a relative of a spouse or civil partner and “relative” in this definition means a natural person’s mother, father, step-mother, step-father, child, step-child, brother, sister, step-brother, step-sister, half-brother or half-sister;

“Fermi Affiliate” means:

(a)	KIL; and/or

(b)	any Affiliate of KIL; and/or

(c)	any Investor Manager; and/or

(d)	any Family Member of any Investor Manager; and/or

(e)	any legal entity, which is (directly or indirectly):

(i)	Controlled by any Investor Manager(s) (solely or jointly); and /or

(ii)	Controlled by any Family Member(s) of any Investor Manager(s) (solely or jointly); and/or

(iii)	jointly Controlled by any combination of persons referred to in (i) and (ii) above;

“Fund V” means Baring Vostok Private Equity Fund V, L.P., a limited partnership, established and existing under the laws of Guernsey, having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“Fund V Managers” means Baring Vostok Fund V Managers Limited, a non-cellular company incorporated and registered in Guernsey having company no. 54684 and having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port Guernsey, GY1 1EW;

“Fund V Co-Investment 1” means Baring Vostok Fund V Co-Investment L.P. 1, a limited partnership, established and existing under the laws of Guernsey, having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“Fund V Co-Investment 2” means Baring Vostok Fund V Co-Investment L.P. 2, a limited partnership, established and existing under the laws of Guernsey, having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“Fund V Partnership” means each of the following:

(a)	Fund V;

(b)	Fund V Co-Investment 1;

(c)	Fund V Co-Investment 2; and

(d)	Fund V Supplemental;

“Fund V Supplemental” means Baring Vostok Fund V Supplemental Fund, L.P., a limited partnership, established and existing under the laws of Guernsey, having its registered office at 1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW;

“Governmental Authority” means:

(a)

means the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body and its institutions, departments, agencies and instrumentalities; and

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, Tax or other governmental or quasi-governmental authority;

“Governmental Commission” means the Governmental Commission for Control over Foreign Investments in the Russian Federation established by the Decree of the Government of the Russian Federation No. 295 dated 6 March 2022 (or any relevant successor or the authorised subdivision of it);

“HKIAC” has the meaning given in Clause 11.2;

“HKIAC Rules” has the meaning given in Clause 11.2;

“Insolvency Event” means (in relation to any Party) any of the following:

(a)	it is unable or admits inability to pay its debts as they fall due;

(b)

it, by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or starts negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)

a moratorium is declared or takes effect in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium shall not remedy any Insolvency Event caused by that moratorium) due to actual or anticipated financial difficulties;

(d)	any corporate action, legal proceedings or other procedure or step is taken in relation to a party (in each case, whether by a party, its directors or a third party) in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)	a composition, compromise, assignment or arrangement with any creditor;

(iii)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the party or any of its assets (in each case whether out of court or otherwise); or

(iv)

enforcement of any security over any material assets of the party, including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against, all or any part of those assets, but paragraph (d) above shall not apply to any corporate action, legal proceedings or other procedure or step taken in relation to:

(A)	a solvent liquidation of the party; or

(B)	any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within twenty-one (21) days of its presentation and, in any event, prior to it being advertised; or

(v)

any event occurs that corresponds to any of those in paragraphs (a) to (d) above in relation to the party or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject;

“Investor Managers” means one or more of the following persons: Ms. Elena Ivashentseva, Ms. Ekaterina Lukyanova, Mr. Dmitry Kamensky, Mr. Maxim Loginov, Mr. Dmitry Baburin, Mr. Igor Samsonov and any other investment professional that (i) are Russian nationals and at any time were employed by Baring Vostok Capital Partners Group Limited or its Russian branch or (ii) at the relevant time are employed by (a) Fermi, (b) LLC BVCPG, (c) any Affiliate of Fermi, or (d) any person, which is Controlled by any Affiliate of Fermi;

“KIL” means “Koenigsberg Investments” IC LLC, an international limited liability company established and existing under the laws of the Russian Federation, with main state registration number 1223900012313, having its registered office at 25 Solnechny Boulevard, floor 1, premises A/31, Kaliningrad, Kaliningrad Region, 236006, Russia;

“Law” means any applicable statute, law, rule, regulation, guideline, ordinance, code, judgement, decision, award, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange;

“LLC BVCPG” means Limited Liability Company “BVCPG” incorporated and existing under the laws of the Russian Federation with registration number 1227700147773, which has its registered office at 9 Lesnaya Street, 6th floor, premises 56, Moscow, 125196, Russia;

“Longstop Date” means 31 December 2023 or such other date, as may be agreed between the Parties;

“Ozon” has the meaning given to it in paragraph (A) of the Recitals;

“Ozon (0.067% (BVIL)) Completion” means completion of the sale and purchase of the Ozon (0.067% (BVIL)) Sale Shares in accordance with this Agreement;

“Ozon (0.067% (BVIL)) Completion Date” means the third (3rd) Business Day immediately following the date on which all of the Ozon Conditions have been satisfied, or such other date as may be (i) agreed between BVFVNL and Fermi; (ii) affixed by Fermi pursuant to Clause 4.3; or (iii) affixed by BVFVNL pursuant to Clause 4.4, on which the Ozon (0.067% (BVIL)) Completion takes place;

“Ozon (0.067% (BVIL)) Sale Shares” means 144,061 ordinary shares of Ozon, of USD 0.001 nominal value each, having the rights set out in the articles of association of Ozon;

“Ozon (0.067% (BVIL)) Sale Shares Consideration” means USD 144.06;

“Ozon Conditions” has the meaning given to it in Clause 3.1;

“Ozon Title Warranties” has the meaning given to it in Clause 5.3;

“Party Warranties” has the meaning given to it in Clause 5.1;

“Relevant Tax Authority” means any Governmental Authority competent to impose, collect, assess or enforce stamp duty in the Republic of Cyprus;

“Representative” means, in relation to a Party, any Affiliate of that Party and any director, officer, employee, agent, consultant, or adviser of that Party or of any of its Affiliates, in each case from time to time;

“Restricted Party Claim” has the meaning given to it in Clause 11.8;

“Sanctions” means financial, trade or other economic sanctions, laws or regulations enacted, implemented or administered by any Sanctions Authority (as defined below), including, but not limited to, sanctions applicable to entities and individuals designated on the “Specially Designated Nationals” list, “Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions” and “Consolidated List of Financial Sanctions Targets in the UK” or any other sanctions having the same effect (including as applied by Guernsey authorities);

“Sanctions Authority” means the United Nations Security Council, the European Union, any governmental authority of the European Union, Member States of the European Union, United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State) or the United Kingdom (including the Office of Financial Sanctions Implementation) that is responsible for enacting, imposing or administering the Sanctions;

“Sanctioned Person” means any person that is the subject of, directly or indirectly, of any Sanctions, including by reason of ownership or control or by establishment or operations in an embargoed jurisdiction;

“Tax” or “Taxation” includes the following and amounts payable on account of them: (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings or any nature, including any excise, property, value added, sales, stamp, transfer, franchise or payroll taxes (including national insurance or social security contributions), the clawback or other recovery of any credit or other amount previously paid by a Tax authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

“USD 40 mln Facility” means a facility agreement entered into between BVIL (as borrower) with a lender dated 4 October 2021 for a total facility of USD 40,000,000 (of which USD 35,000,000 was utilized) (as amended from time to time);

“Warranties” means the Party Warranties and the Ozon Title Warranties;

“Working Hours” means 9.30 am to 5.30 pm in the relevant location on a Business Day.

Interpretation

1.2	In this Agreement, unless the content requires otherwise:

1.2.1	use of the singular shall include the plural and vice versa; and references to one gender include all genders;

1.2.2

references to any English, E.U., or Russian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, E.U. or Russia (as relevant) be deemed to include what most nearly approximates legal term in such jurisdiction and references to any English, E.U. or Russian statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

1.2.3

references to a “person” include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

1.2.4

except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii), except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a Party under this Agreement;

1.2.5

except as otherwise expressly provided in this Agreement, any reference to a document or agreement (including this Agreement) include a reference to that document or agreement as varied, amended, supplemented, substituted, novated or assigned from time to time;

1.2.6

any undertaking of a Party under this Agreement not to do any act or thing shall be deemed to include an undertaking to use its reasonable endeavours not to permit or assist the doing of that act or thing;

1.2.7	references to “USD” or “US dollars” are references to the lawful currency from time to time of the United States of America;

1.2.8	references to “EUR” or “Euros” are references to the lawful currency from time to time of the European Union;

1.2.9	references to “RUB” or “Russian Roubles” are references to the lawful currency from time to time of the Russian Federation;

1.2.10

any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day. If a period is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.11

the eiusdem generis principle of construction shall not apply to this Agreement, accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Therefore, any phrase introduced by the terms “other,” or “otherwise”, “whatsoever”, “including”, “include”, “for example” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

1.2.12	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”, and similar expressions shall be construed in the same way;

1.2.13	references to “writing” shall include any modes of reproducing words in any legible form (but shall not include email unless expressly stated otherwise);

1.2.14	references to Schedules and Clauses are to, respectively, Schedules to and Clauses of this Agreement (unless otherwise specified); and

1.2.15

definitions contained in this Agreement are used for the purposes of interpretation of this Agreement only and if there is any inconsistency between any definition set out in Schedule and a definition set out in any Clause or any other Schedule, then, for the purposes of construing that Clause or Schedule, the definition set out in that Clause or Schedule shall prevail.

1.3	References to this Agreement include any Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

1.4

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

2.	SALE OF THE OZON (0.067% (BVIL)) SALE SHARES

2.1

On the Ozon (0.067% (BVIL)) Completion Date, BVFVNL as the legal and beneficial owner of the Ozon (0.067% (BVIL)) Sale Shares, shall sell and transfer and Fermi shall purchase and accept the transfer of the Ozon (0.067% (BVIL)) Sale Shares (including all rights and benefits attaching thereto).

2.2

Subject to the provisions of Clause 5.3, legal title to and beneficial ownership of the Ozon (0.067% (BVIL)) Sale Shares shall pass to Fermi on the Ozon (0.067% (BVIL)) Completion together with all associated rights and benefits attaching or accruing to them on or after the Ozon (0.067% (BVIL)) Completion.

2.3

In consideration for the transfer of the Ozon (0.067% (BVIL)) Sale Shares, on (a) the Ozon (0.067% (BVIL)) Completion Date (if Fermi has opened the bank account in accordance with Clause 2.4 prior to the Ozon (0.067% (BVIL)) Completion Date); or (b) within 5 (five) Business Days following the date of the opening of a bank account in accordance with Clause 2.4, but, in any event, not later than 90 (ninety) days after the Ozon (0.067% (BVIL)) Completion Date (if Fermi has not opened the bank account in accordance with Clause 2.4 prior to the Ozon (0.067% (BVIL)) Completion Date), Fermi shall:

2.3.1	pay to BVFVNL the Ozon (0.067% (BVIL)) Sale Shares Consideration by electronic transfer in immediately available funds to the bank account designated by BVFVNL; and

2.3.2	provide BVFVNL with a SWIFT confirmation of the wire transfer of the Ozon (0.067% (BVIL)) Sale Shares Consideration to BVFVNL’s designated bank account.

For the avoidance of doubt, notwithstanding the foregoing of this Clause 2.3, the Ozon (0.067% (BVIL)) Sale Shares shall not be deemed Encumbered in favour of BVFVNL (either at or following the Ozon (0.067% (BVIL)) Completion Date) as a security for the Fermi’s obligations to perform the payment of the Ozon (0.067% (BVIL)) Sale Shares Consideration to BVFVNL in accordance with this Clause 2.3.

2.4

As soon as reasonably practical from the date of this Agreement, Fermi shall use best endeavours to open a bank account in order to pay to BVFVNL the Ozon (0.067% (BVIL)) Sale Shares Consideration to the bank account designated by BVFVNL, in accordance with Clause 2.3.

3.	OZON CONDITIONS

3.1	The Ozon (0.067% (BVIL)) Completion shall be subject to satisfaction of each of the following conditions (the “Ozon Conditions”):

3.1.1	receipt by BVIL of the BVIL Guernsey License, provided that BVFVNL shall have full discretion to waive this condition at any time prior to the Ozon (0.067% (BVIL)) Completion;

3.1.2

approval of the Governmental Commission for the sale of the Ozon (0.067% (BVIL)) Sale Shares by BVFVNL to Fermi, in accordance with the terms of this Agreement, pursuant to Decree 618, having been obtained by Fermi without conditions (or on conditions satisfactory to both Parties, acting reasonably) and such approval remaining in full force and effect;

3.1.3

special decision of the President of the Russian Federation for the sale of the Ozon (0.067% (BVIL)) Sale Shares by BVFVNL to Fermi, in accordance with the terms of this Agreement, pursuant to Decree 520, having been obtained by Fermi without conditions (or on conditions satisfactory to both Parties, acting reasonably) and such approval remaining in full force and effect; and

3.1.4

full, unconditional and irrevocable discharge of BVIL’s obligations under the USD 40 mln Facility (on conditions satisfactory to BVIL, acting reasonably) and such discharge remaining in full force and effect.

For the avoidance of doubt, the Ozon (0.067% (BVIL)) Completion may still occur upon satisfaction of Clauses 3.1.2, 3.1.3 and 3.1.4 only.

3.2	Fermi shall, to the extent permitted by Law, as soon as reasonably practicable notify BVFVNL each time it becomes aware that:

3.2.1	any Ozon Condition has been satisfied;

3.2.2	it is of the reasonable view that any Ozon Condition will not be satisfied by the Longstop Date; or

3.2.3	an event, circumstance or condition has occurred which is reasonably likely to prevent any Ozon Condition from being satisfied by the Longstop Date; and

at the same time (or promptly thereafter) provide BVFVNL with reasonable evidence of the same.

3.3

To the extent permitted by Law and applicable Sanctions, BVFVNL shall use reasonable efforts to provide, as soon as reasonably practicable upon the relevant request, to Fermi and/or any Governmental Authority, including the Governmental Commission, with any necessary information and documents reasonably required for the purpose of making such filings, notifications or communications to any such Governmental Authority, including the Governmental Commission, as may be necessary for Fermi in order to obtain the Ozon Conditions set forth in Clauses 3.1.2 and 3.1.3 and Fermi shall exercise all reasonable efforts to ensure (as soon as reasonably possible after the date of this Agreement, but in any event no later than the Longstop Date) satisfaction of such conditions.

4.	OZON (0.067% (BVIL)) COMPLETION

4.1	On the Ozon (0.067% (BVIL)) Completion Date, each Party shall comply with its respective obligations set out in Schedule 1 (Ozon Completion Obligations).

4.2

Fermi shall not be obliged to complete the purchase of any of the Ozon (0.067% (BVIL)) Sale Shares unless BVFVNL completes the sale of all of the Ozon (0.067% (BVIL)) Sale Shares. BVFVNL shall not be obliged to complete the sale of any of the Ozon (0.067% (BVIL)) Sale Shares unless Fermi completes the purchase of all of the Ozon (0.067% (BVIL)) Sale Shares.

4.3

Subject to Clause 4.5, Fermi is entitled (i) not to complete the purchase of the Ozon (0.067% (BVIL)) Sale Shares and (ii) to affix a new time and date for the Ozon (0.067% (BVIL)) Completion (for the avoidance of doubt, Fermi is entitled to postpone the Ozon (0.067% (BVIL)) Completion in accordance with this Clause 4.3 more than once), by giving written notice to BVFVNL prior to or on the Ozon (0.067% (BVIL)) Completion Date, in any of the following cases (with all reasonable and to the extent available to Fermi evidence in respect of any of the foregoing attached to such Fermi’s written notice):

(a)	any Ozon Condition ceases to be satisfied (or deemed to be satisfied) on the Ozon (0.067% (BVIL)) Completion Date; or

(b)

on the Ozon (0.067% (BVIL)) Completion Date any effective order, judgment, Law or regulation (whether temporary, preliminary or permanent) of any Governmental Authority, including any Countersanctions, makes unlawful for, or otherwise prohibits or restricts (i) BVFVNL to transfer and/or Fermi to accept the transfer of any Ozon (0.067% (BVIL)) Sale Shares and/or (ii) for Fermi to pay and/or BVFVNL to receive any part of the Ozon (0.067% (BVIL)) Sale Shares Consideration; or

(c)

Fermi becomes aware that any Party Warranty or Ozon Title Warranty given by BVFVNL under this Agreement was at the date of this Agreement or has since then become or as of the Ozon (0.067% (BVIL)) Completion Date is untrue, inaccurate or misleading; or

(d)	any obligation under this Clause 4 (Ozon (0.067% (BVIL)) Completion) is not fully performed by BVFVNL.

4.4

Subject to Clause 4.5, BVFVNL is entitled (i) not to complete the sale of the Ozon (0.067% (BVIL)) Sale Shares and (ii) to affix a new time and date for Ozon (0.067% (BVIL)) Completion (for the avoidance of doubt, BVFVNL is entitled to postpone the Ozon (0.067%

(BVIL)) Completion in accordance with this Clause 4.4 more than once), by giving written notice to Fermi prior to or on the Ozon (0.067% (BVIL)) Completion Date, in any of the following cases (with all reasonable and to the extent available to BVFVNL evidence in respect of any of the foregoing attached to such BVFVNL’s written notice):

(a)	any Ozon Condition ceases to be satisfied (or deemed to be satisfied) on the Ozon Ozon (0.067% (BVIL)) Completion Date; or

(b)

on the Ozon (0.067% (BVIL)) Completion Date any effective order, judgment, Law or regulation (whether temporary, preliminary or permanent) of any Governmental Authority, including any Countersanctions, makes unlawful for, or otherwise prohibits or restricts (i) BVFVNL to transfer and/or Fermi to accept the transfer of any Ozon (0.067% (BVIL)) Sale Shares and/or (ii) for Fermi to pay and/or BVFVNL to receive any part of the Ozon (0.067% (BVIL)) Sale Shares Consideration; or

(c)

BVFVNL becomes aware that any Party Warranty given by Fermi or Ozon Title Warranty given by BVFVNL under this Agreement was at the date of this Agreement or has since then become or as of the Ozon (0.067% (BVIL)) Completion Date is untrue, inaccurate or misleading; or

(d)

Fermi becomes a Sanctioned Person or is acting on behalf of, at the direction of or under the influence or control of any Sanctioned Person, and / or completion of the sale and purchase of the Ozon (0.067% (BVIL)) Sale Shares violates any applicable Sanctions or may result in violation of any applicable Sanctions by BVFVNL, Fermi or any of their respective Affiliates; or

(e)	any obligation under this Clause 4 (Ozon (0.067% (BVIL)) Completion) is not fully performed by Fermi.

4.5

The Parties have agreed that their rights under Clause 4.3 and Clause 4.4, respectively, shall automatically terminate upon fulfilment of its respective actions by each of BVFVNL and Fermi set out in paragraphs 1 and 2 in Schedule 1.

5.	WARRANTIES

5.1

Each Party warrants to each other Party in respect of itself only that each of the following warranties (the “Party Warranties”) is true, accurate and not misleading as of the date of this Agreement and will be true, accurate and not misleading on the Ozon (0.067% (BVIL)) Completion Date by reference to the facts and circumstances subsisting on the Ozon (0.067% (BVIL)) Completion Date (for this purpose all Party Warranties shall be deemed to be repeated on the Ozon (0.067% (BVIL)) Completion Date as if any express or implied reference in the Party Warranties to the date of this Agreement was replaced by a reference to the Ozon (0.067% (BVIL)) Completion Date):

5.1.1	it is a body corporate duly incorporated (or in case of a partnership duly formed) and validly existing under the laws of the place of its incorporation or formation (as applicable);

5.1.2

it has the legal right and the full corporate power and authority to execute, deliver and perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement);

5.1.3	it is not subject to an Insolvency Event;

5.1.4

as of the Ozon (0.067% (BVIL)) Completion Date, it has obtained all authorisations and all other applicable governmental, statutory, regulatory or other consents, clearances, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement) and for this Agreement to be duly and validly authorised, executed and delivered by it;

5.1.5

the execution, delivery and performance of this Agreement (and the other agreements to be entered into by it in connection with this Agreement) has been properly authorised by it and does not, and shall not:

(a)	contravene any existing Law applicable to it; or

(b)	breach the terms of its constitutional documents or by-laws; or

(c)	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound;

5.1.6

this Agreement (and the other agreements to be entered into by it in connection with this Agreement) constitute a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy, in each case subject to principles of Law of general application limiting obligations;

5.1.7

it has not received any written notice of any actions, claims, proceedings or investigations, which are pending or to the best of its knowledge threatened against it or by it that may have a material adverse effect on its ability to perform its obligations under this Agreement (or the other agreements to be entered into by it in connection with this Agreement).

5.2

Fermi warrants to BVFVNL that as of the date of this Agreement and on the Ozon (0.067% (BVIL)) Completion Date it is not a Sanctioned Person and is not acting on behalf of, at the direction of, under the influence or control of, or otherwise for the benefit of any Sanctioned Person.

5.3

BVFVNL warrants to Fermi that each of the following warranties (the “Ozon Title Warranties”) is true, accurate and not misleading as of the date of this Agreement and will be true, accurate and not misleading on the Ozon (0.067% (BVIL)) Completion Date by reference to the facts and circumstances subsisting on the Ozon (0.067% (BVIL)) Completion Date (for this purpose all Ozon Title Warranties shall be deemed to be repeated on the Ozon (0.067% (BVIL)) Completion Date as if any express or implied reference in the Ozon Title Warranties to the date of this Agreement was replaced by a reference to the Ozon (0.067% (BVIL)) Completion Date):

5.3.1

to BVFVNL’s knowledge (without due diligence), BVFVNL is the legal and beneficial owner of the Ozon (0.067% (BVIL)) Sale Shares and has full right to transfer the legal and beneficial title to the Ozon (0.067% (BVIL)) Sale Shares to Fermi in accordance with the terms of this Agreement free of any Encumbrance; and

5.3.2	to BVFVNL’s knowledge (without due diligence), BVFVNL is not a party to any shareholders, corporate governance, quasi-corporate or any other similar agreement in relation to Ozon.

The Parties agree and acknowledge that Fermi’s Affiliates and its beneficial owners, the Investor Managers, have certain actual knowledge regarding the title to and Encumbrances on the Ozon (0.067% (BVIL)) Sale Shares. The Parties further agree that any facts affecting the title to or Encumbrances on the Ozon (0.067% (BVIL)) Sale Shares that are known to Fermi and its Affiliates, including any of the Investor Managers, shall not be grounds for bringing a Ozon Title Warranties Claim against BVFVNL.

5.4	Each Warranty shall be construed as a separate and independent warranty.

5.5

Save in the case of fraud or in case Ozon makes any claim against BVFVNL or any third party makes a claim against BVFVNL related to Ozon, BVFVNL shall not make any claim against Ozon claiming any reliance on the part of BVFVNL in connection with agreeing to any term of this Agreement. Subject to the foregoing in this Clause 5.5, BVFVNL acknowledges that it is not as of the date of this Agreement aware of any basis for such claim.

5.6	BVFVNL’s liability for any Claim shall be limited in accordance with, and as set out in, this Clause 5.6.

5.6.1

Fermi, within twenty (20) Business Days of the day when it became aware of the facts or circumstances giving rise to any Claim, including any claim in respect of the Ozon Title Warranties, shall deliver a written notice to BVFVNL, accompanying such notice with the reasonable details (to the extent then known by Fermi) of the matter giving rise to the Claim and an estimate (if practicable) of the amount of such Claim as is reasonably necessary to enable BVFVNL to assess the merits of the Claim.

5.6.2

No Claim may be made by Fermi and Fermi’s right to the compensation shall expire unless a written notice of the Claim, accompanied by relevant and available at the time particulars thereof specifying the nature of the Claim and Fermi’s estimate of the amount Claimed in respect thereof, has been given to BVFVNL on or before the expiry of twenty-four (24) months from the Ozon (0.067% (BVIL)) Completion Date.

5.6.3

Any Claim presented shall be deemed to have been withdrawn and no longer recoverable, unless legal proceedings under Clause 11 in respect of the presented Claim have been initiated within three (3) months from the date when BVFVNL was notified of the Claim in accordance with Clause 5.6.1.

6.	TERMINATION

6.1	Subject to Clause 6.3, if on or before the Longstop Date:

6.1.1	any Ozon Condition has not been satisfied; or

6.1.2

Fermi becomes aware that any Party Warranty or Ozon Title Warranty given by BVFVNL under this Agreement was at the date of this Agreement or has since then become or as of the Ozon (0.067% (BVIL)) Completion Date is untrue, inaccurate or misleading and it does not postpone the Ozon (0.067% (BVIL)) Completion in accordance with Clause 4.3; or

6.1.3

BVFVNL is in material breach of any obligation on its part under this Agreement, where that breach is capable of remedy, it is not remedied to the reasonable satisfaction of Fermi within twenty (20) Business Days of notice by Fermi and Fermi does not postpone the Ozon (0.067% (BVIL)) Completion in accordance with Clause 4.3, then, but without prejudice to any other rights or remedies available to Fermi, Fermi may without any liability to pay damages or other amount to BVFVNL elect, by giving notice in writing to BVFVNL, not to complete the sale of the Ozon (0.067% (BVIL)) Sale Shares and to terminate all the provisions of this Agreement except this Clause 6 (Termination) and Clauses 7 (Confidentiality), 8 (Announcements), 9 (Notices), 10 (Miscellaneous) and 11 (Governing Law and Dispute Resolution) as well as the provisions of Clause 1 (Interpretation). However, such termination shall not affect any rights or liabilities of Fermi in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such termination.

For the avoidance of doubt, BVFVNL will have no liability to pay damages or any other amount to Fermi and Fermi waives any right to bring any Claim (including to claim any damages or other amounts) under this Agreement against BVFVNL arising from or in connection with the fact that Ozon (0.067% (BVIL)) Completion has not occurred or effected as a result of termination of this Agreement by Fermi, in accordance with Clause 6.1.2, due to any Ozon Title Warranty being at the date of this Agreement or the Ozon (0.067% (BVIL)) Completion Date untrue, inaccurate and/or misleading for reasons outside BVFVNL’s knowledge.

6.2	Subject to Clause 6.3, if on or before the Longstop Date:

6.2.1	any Ozon Condition has not been satisfied; or

6.2.2

BVFVNL becomes aware that any Party Warranty and / or warranty in accordance with Clause 5.2 given by Fermi under this Agreement was at the date of this Agreement or has since then become or as of the Ozon (0.067% (BVIL)) Completion Date is untrue, inaccurate or misleading and BVFVNL does not postpone the Ozon (0.067% (BVIL)) Completion in accordance with Clause 4.4; or

6.2.3

Fermi is in material breach of any obligation on its part under this Agreement, where that breach is capable of remedy, it is not remedied to the reasonable satisfaction of BVFVNL within twenty (20) Business Days of notice by BVFVNL and BVFVNL does not postpone the Ozon (0.067% (BVIL)) Completion in accordance with Clause 4.4;

then, but without prejudice to any other rights or remedies available to BVFVNL, BVFVNL may without any liability to pay damages or other amount to Fermi elect, by giving notice in writing to Fermi, not to complete the sale of the Ozon (0.067% (BVIL)) Sale Shares and to terminate all the provisions of this Agreement except this Clause 6 (Termination) and Clauses 7 (Confidentiality), 8 (Announcements), 9 (Notices), 10 (Miscellaneous) and 11 (Governing Law and Dispute Resolution) as well as the provisions of Clause 1 (Interpretation). However, such termination shall not affect any rights or liabilities of BVFVNL in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such termination.

6.3

The Parties have agreed that their rights under Clause 6.1 and Clause 6.2, respectively, shall automatically terminate upon fulfilment of its respective actions by each of BVFVNL and Fermi set out in paragraphs 1 and 2 in Schedule 1.

7.	CONFIDENTIALITY

7.1

Unless otherwise agreed by the Parties in writing and without prejudice to the Parties’ rights under Clause 8, each Party undertakes to the other Party to keep confidential and not to disclose any information received or obtained as a result of entering into this Agreement, or exercising a Party’s rights or performance of a Party’s obligations under this Agreement, which relates to:

7.1.1	the existence and the provisions of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement); or

7.1.2	the negotiations relating to this Agreement (or any agreement or arrangement entered into pursuant to this Agreement); or

7.1.3	any non-public information relating to any other Party; or

7.1.4	any non-public information relating to Ozon or the Ozon (0.067% (BVIL)) Sale Shares

(the “Confidential Information”).

7.2	The obligations of confidentiality in Clause 7.1 shall not apply to a Party disclosing Confidential Information:

7.2.1	in connection with the performance of its obligations or the enforcement of its rights under this Agreement;

7.2.2	to its Representatives to the extent reasonably required for purposes connected with this Agreement;

7.2.3

pursuant to any listing agreement with or the rules and regulations of any recognised security exchange on which securities of it or any of its Affiliates are listed or traded and as required in connection with any U.S. SEC, U.K FCA or any other securities market regulatory authority or recognized security exchange filing made by such Party in connection with any existing or future investment in any publicly traded securities or in connections with any securities offering;

7.2.4

to partners in the Baring Vostok Funds, bona-fide investors, administrators, professional advisers, rating agencies, banks and other credit or finance institutions, specialised depositaries, auditors, appraisers of investment funds as well as Representatives of each of these persons that need to know Confidential Information for the purpose of advising the disclosing Party, including in connection with (i) the transactions contemplated by this Agreement; or (ii) any sale, transfer or any other form of disposition or Encumbrance (or removal of any existing Encumbrance) of the Ozon (0.067% (BVIL)) Sale Shares or any direct and/or indirect equity interests and rights in Ozon by Fermi or its Affiliates, in each case on the condition that such persons are bound by a similar confidentiality undertaking to that set out in this Clause 7 (Confidentiality);

7.2.5

as required by Law, any Governmental Authority or for the purposes of any arbitral, administrative or judicial proceedings arising out of this Agreement or any other dispute with any Party to this Agreement or any of its respective Affiliates,

7.2.6	which was or becomes lawfully in the possession of that Party without any obligation of confidentiality prior to it being received or held; and

7.2.7	which has previously become publicly available other than through that Party’s fault (or that of any of its Representatives),

provided in each case set out in Clauses 7.2.1 and Clause 7.2.2 above, the Party disclosing the same shall take all reasonable steps to preserve the confidentiality thereof and to ensure that such information shall be used only for the purposes for which it has been disclosed.

7.3

The disclosing Party shall be responsible for any breach of this Clause 7 (Confidentiality) by a Representative to whom it provides Confidential Information or of any breach of any confidentiality undertaking entered into pursuant to Clause 7.2 by any person to whom it provides any Confidential Information, in either case as if the disclosing Party was the party that had breached this Clause 7 (Confidentiality) or such confidentiality undertaking.

7.4	The obligations of the Parties under this Clause 7 (Confidentiality) shall remain in force for a period of three (3) years from the date of this Agreement.

8.	ANNOUNCEMENTS

8.1	Any Party (or its Representatives) making any announcement or issuing any communication in connection with the existence or subject matter of this Agreement shall, as far as reasonably practicable:

8.1.1	use reasonable endeavours to consult with the other Parties in advance as to what form it takes, what it contains and when it is issued;

8.1.2	take into account the relevant Parties’ reasonable requirements; and

8.1.3

announce and/or disclose (as applicable) only the minimum amount of Confidential Information and use reasonable endeavours to assist the relevant Parties in respect of any reasonable action that they may take to resist or limit such announcement and/or the issuance of such circular (as applicable), provided that Baring Vostok Funds and their Affiliates, subject to compliance with requirements referred to in Clauses 8.1.1 to 8.1.3, are entitled to disclose intention to divest its direct and/or indirect equity interests and rights in assets associated with Russia, including Ozon.

9.	NOTICES

9.1

Any notice to be given by one Party to another Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand or courier service.

9.2	A copy of any notice also shall be sent by e-mail to the relevant Party being noticed. The email copy shall not constitute notice.

9.3

A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery as evidenced by a confirmation of delivery (including if the recipient refuses to receive the notice, if such refusal has been duly recorded). Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next Business Day.

9.4	The addresses and email addresses of the Parties for the purpose of this Clause 9 are:

Party	Attention	Address	E-mail
Baring Vostok Fund V Nominees Limited	Julian Timms Gill Newton	1st & 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW

Fermi Investments	Marina Ushakova Diya Fullee	Level 3, Alexander House, 35 Cybercity, Ebene 72201, Mauritius

9.5	Each Party shall notify the other Parties in writing of a change to its details in Clause 9.4 from time to time, provided that such notice shall only be effective on:

9.5.1	the date specified in the notice as the date on which the change is to take place; or

9.5.2

if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

9.6	This Clause 9 does not apply to the formal service of any arbitration proceedings.

10.	MISCELLANEOUS

Assignment

10.1

Subject to Clause 10.2, no Party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part. Any purported assignment in contravention of this Clause 10.1 shall be void.

10.2

Fermi is entitled to assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement to any of its Affiliates only with the prior written consent of BVFVNL, which cannot be unreasonably withheld, if (i) BVFVNL is satisfied with the Affiliate’s identity and creditworthiness, and (ii) the Affiliate enters into and executes such documents as may be reasonably requested by BVFVNL to ensure that BVFVNL’s position as set out in this Agreement and any related agreement(s) is not prejudiced.

Variations

10.3	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties.

10.4	If this Agreement is varied:

10.4.1	the variation shall not constitute a general waiver of any provisions of this Agreement;

10.4.2	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

10.4.3	the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

Invalid terms

10.5	Each of the provisions of this Agreement is severable.

10.6	If and to the extent that any provision of this Agreement:

10.6.1	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

10.6.2	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

10.7

The Parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Agreement is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

Enforceability, rights and remedies

10.8

Any waiver of, or election whether or not to enforce, any right or remedy provided under or pursuant to this Agreement or by Law must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct. Any such waiver shall not be, or be deemed to be, a waiver of any subsequent breach or default.

10.9

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or by Law shall impair such right or remedy or operate or be construed as a waiver or variation of it or be treated as an election not to exercise such right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

10.10

A Party that waives a right or remedy provided under this Agreement or by Law in relation to one Party, or takes or fails to take any action against that Party, does not affect its rights in relation to any other Party.

10.11

The persons specified in Clause 5.5 shall have the right to enforce that Clause 5.5 pursuant to the Contracts (Rights of Third Parties) Act 1999. Notwithstanding such right: (i) the Parties to this Agreement may amend or vary this Agreement without the consent of or reference to any of the persons specified in Clause 5.5; and (ii) any action to enforce Clause 5.5 by any person or persons specified in Clause 5.5 shall be subject to the other terms and conditions of this Agreement.

10.12

Save as set out in Clause 10.11, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

10.13

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, and agrees that the provisions of this Agreement (including all documents entered into pursuant to it) are fair and reasonable.

10.14	Nothing in this Agreement limits or excludes liability arising as a result of fraud.

Non-exclusive remedies

10.15

The rights, including rights of rescission and termination, conferred on the Parties by this Agreement are in addition, and without prejudice, to all other rights and remedies available to the Parties. Save for fraud, no Party shall have any claim in tort under or in connection with this Agreement.

Effect of Completion

10.16

So far as it remains to be performed, this Agreement shall continue in full force and effect after the Ozon (0.067% (BVIL)) Completion. The rights and remedies of the Parties shall not be affected by the Ozon (0.067% (BVIL)) Completion.

Counterparts

10.17

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

Costs; Payments

10.18

Each Party shall be responsible for its own costs, charges and expenses (including Tax) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

10.19

Unless otherwise stated herein, all payments between the Parties under this Agreement shall be in USD (at the exchange rate for conversion into USD quoted by the U.S. Treasury on the Business Day prior to the date on which the relevant payment is due to be made (or if not published the last Business Day before such date), if any amount to be paid is expressed in a currency other than USD) or in other currency (if payment in such currency is agreed between the Parties or is mandatory under Law) in full in immediately available funds by electronic or bank transfer on the due date for payment and free and clear of any deduction, set-off or counterclaim, including without limitation any withholding or deduction on the account of any Tax (save where such withholding of Tax is required by Law) to the bank account specified by the payee by notice at least ten (10) Business Days in advance of the payment date. If any deduction or withholding on account of any Tax is required, the Party making the deduction or withholding shall pay such additional amount as shall be required to ensure that the net amount received by the intended recipient will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

Further Assurances

10.20

Each Party shall perform (or use all reasonable endeavours to procure the performance of) all further acts and things and execute and deliver (or use all reasonable endeavours to procure the execution and delivery of) such further documents as may be required by Law or as may be necessary or reasonably required by another Party to implement and give effect to this Agreement.

Language

10.21

The text of this Agreement herein written in the English language is the authentic text and any difficulties and uncertainties in interpretation arising shall be resolved by reference to this English language text and it shall prevail over any translation made hereof. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

Legal Relationship

10.22

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties nor, except as may be expressly set out in this Agreement, shall any Party be constituted as the agent of the other for any purpose. The Parties acknowledge and agree that no fiduciary relationship or fiduciary duties shall exist between the Parties arising out of or in connection with this Agreement.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English law.

11.2

Any Dispute arising out of or in connection with this Agreement or any related agreement (s), including any question regarding its or their existence, validity, breach, termination or enforceability, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted (the “HKIAC Rules”) which are deemed to be incorporated by reference into this Clause 11.2, except as they may be modified herein or by mutual agreement of the Parties.

11.3

The tribunal shall consist of three (3) arbitrators. The parties to the Dispute shall each nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who will be the chairman of the tribunal, shall be nominated by the two party-nominated arbitrators. The chairman of the tribunal must be a solicitor or barrister qualified in England and Wales, with at least ten (10) years of experience. Notwithstanding anything to the contrary in the HKIAC Rules, in agreeing upon a third arbitrator, the two party-nominated arbitrators may communicate directly with each other and their respective nominating parties. If no agreement is reached upon the third arbitrator within ten (10) Business Days of the appointment of the second arbitrator, HKIAC shall expeditiously nominate and appoint a third arbitrator to act as chairman of the arbitral tribunal (as applicable). If the claimant or claimant parties and/or the respondent or respondent parties fail to nominate an arbitrator in accordance with this Clause 11.3 within twenty (20) Business Days after the deadline to submit the answer to the notice of arbitration, an arbitrator shall be appointed on their behalf in accordance with the HKIAC Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this Clause 11.3. Each party expressly agrees and consents to this process for nominating and appointing the arbitrators.

11.4	The seat, or legal place, of arbitration shall be Hong Kong.

11.5	The language to be used in the arbitral proceedings shall be English.

11.6	The governing law of this arbitration agreement shall be English law.

11.7

The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Except as provided in Clause 11.8, judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets.

11.8

Each Party hereby acknowledges and agrees that it shall not, and it shall procure that its Affiliates shall not, bring any action, claim or proceedings in any court in Russia (including pursuant to Articles 248.1 and 248.2 of the Arbitrazh Procedure Code of the Russian Federation) or in any other jurisdiction or dispute resolution forum other than (i) as set out in Clause 11.2 in relation to this Agreement or the transactions contemplated therein or (ii) any enforcement proceeding in relation to an arbitral award obtained in accordance with Clause 11.2 (each such restricted action, claim or proceeding, a “Restricted Party Claim”).

11.9

Each Party hereby covenants with each other Party to hold such Party and its Affiliates harmless and on such Party’s demand to indemnify such Party and its Affiliates for and against (and hereby covenants on such Party’s demand to pay such Party and its Affiliates an amount equal to) all documented losses, liabilities, claims, actions, demands, damages or costs and expenses (including documented fees of external legal advisers) incurred by such Party or any of its Affiliates resulting from or arising out of or in connection with a Restricted Party Claim of the Party giving the covenant hereunder (or a Restricted Party Claim of an Affiliate of such Party).

11.10

Any Party to this Agreement serving a notice of arbitration shall send a copy of that notice to every other Party. Any respondent to a claim may join any other Party as a party to the arbitration, to afford that party an opportunity to defend against the claim or to assert against that party a substantially related claim. Any Party that is not already a party to the arbitration may intervene as a party to the arbitration to defend against a claim or to assert against any other Party a substantially related claim. Any joined or intervening Party shall be bound by any award rendered by the arbitration tribunal even if such Party chooses not to participate in the arbitration proceedings. Any joinder or intervention pursuant to this Clause shall be made by serving written notice on all Parties within thirty (30) days from receipt of the notice of arbitration to which the joinder or intervention relates. The arbitral tribunal shall resolve any disputes as to whether the joinder or intervention is admissible under the terms of this Clause and whether and to what extent any other pending arbitration proceedings between Parties shall be stayed or discontinued in the interest of efficiency. The tribunal’s decision shall be binding. For the avoidance of doubt, the term “claim” as used in this Clause includes any claim, counterclaim, crossclaim, or claim by or against a joined or intervening Party.

11.11

In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or any related agreement (s). The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings such that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.

11.12	Without prejudice to Clause 11.11 above, claims arising out of or in connection with this Agreement may be made in a single arbitration.

SCHEDULE 1

OZON COMPLETION OBLIGATIONS

On the Ozon (0.067% (BVIL)) Completion Date, the following actions shall occur (to the extent such actions have not occurred prior to the Ozon (0.067% (BVIL)) Completion Date) at the office of Ozon in Cyprus or such other place as may be agreed by the Parties:

1.	BVFVNL shall procure the delivery to Fermi of each of the following (in each case, to the extent not delivered prior to the Ozon (0.067% (BVIL)) Completion Date):

(a)

Corporate authorities: evidence reasonably satisfactory to Fermi of the capacity and authority of each person executing the documents referred to in this Schedule 1 (Ozon Completion Obligations) on behalf of BVFVNL (including any power of attorney (if applicable));

(b)

Register of members: a copy of register of members of Ozon, dated no later than one (1) Business Day prior to the Ozon (0.067% (BVIL)) Completion Date, certified to be a true and complete copy by a director/secretary of Ozon, evidencing BVFVNL as the holder of the Ozon (0.067% (BVIL)) Sale Shares;

(c)

Clearance: a certified copy of the duly executed and effective clearance of the transfer of the Ozon (0.067% (BVIL)) Sale Shares from BVFVNL to Fermi in accordance with the terms of this Agreement, as required under Ozon’s Insider Trading Policy;

(d)	Agreement: an original of the Agreement for Fermi duly executed by BVFVNL;

(e)

Instrument of Transfer and Share certificate(s): a copy of the instrument of transfer (in the form attached as Schedule 2 (Form of Instrument of Transfer) of all of the Ozon (0.067% (BVIL)) Sale Shares in favour of Fermi duly executed on behalf of BVFVNL, and the original share certificate(s), if any, relating to the Ozon (0.067% (BVIL)) Sale Shares, (or declaration of lost share certificates in case BVFVNL is not in possession of the original share certificate(s)).

2.	Fermi shall procure the delivery to BVFVNL of each of the following (in each case, to the extent not delivered prior to the Ozon (0.067% (BVIL)) Completion Date):

(a)

Corporate authorities: evidence reasonably satisfactory to BVFVNL of the capacity and authority of each person executing the documents referred to in this Schedule 1 (Ozon Completion Obligations) on behalf of Fermi (including any power of attorney (if applicable));

(b)	Agreement: an original of the Agreement for BVFVNL, duly executed by Fermi;

(c)

Approvals: a certified copy (i) of approval of the Governmental Commission for the sale of the Ozon (0.067% (BVIL)) Sale Shares by BVFVNL to Fermi pursuant to Clause 3.1.2; and (ii) of special decision of the President of the Russian Federation for the sale of the Ozon (0.067% (BVIL)) Sale Shares by BVFVNL to Fermi pursuant to Clause 3.1.3;

(d)	Conditions: copies of the documents confirming satisfaction of the Ozon Condition, referred to in Clause 3.1.4;

(e)

Instrument of Transfer: a copy of the instrument of transfer (in the form attached as Schedule 2 (Form of Instrument of Transfer) of all of the Ozon (0.067% (BVIL)) Sale Shares in favour of Fermi duly executed on behalf of Fermi; and

(f)

Payment confirmation: SWIFT confirmation of the wire transfer of the Ozon (0.067% (BVIL)) Sale Shares Consideration to BVFVL’s designated bank account (if Fermi has opened the bank account prior to the Ozon (0.067% (BVIL)) Completion Date in accordance with Clause 2.4).

3.

BVFVNL shall assert all its legal rights as shareholder, and to the extent that its Representatives are directors shall procure that they assert all their legal rights as board members, to obtain the result that, upon presentation to Ozon of the fully executed Instrument of Transfer by both BVFVNL and Fermi, the board of directors (or equivalent) of Ozon:

(a)	passes a unanimous written resolution of the board of directors of Ozon dated as of the Ozon (0.067% (BVIL)) Completion Date approving:

(i)	the transfer of the Ozon (0.067% (BVIL)) Sale Shares from BVFVNL to Fermi;

(ii)

the issuance of new share certificates representing the Ozon (0.067% (BVIL)) Sale Shares in the name of Fermi and the cancellation of the share certificates existing in the name of BVFVNL in respect of the Ozon (0.067% (BVIL)) Sale Shares;

(iii)	the amendment of the Ozon’s register of members so that Fermi is reflected as the holder of the Ozon (0.067% (BVIL)) Sale Shares;

(iv)	the submissions of all necessary forms with the Cyprus Registrar of Ozon for recording the transfer of the Ozon (0.067% (BVIL)) Sale Shares from BVFVNL to Fermi (if applicable); and

(v)

within thirty (30) Business Days of Ozon (0.067% (BVIL)) Completion, payment, on behalf of Fermi, to the Relevant Tax Authority in Cyprus the amount of stamp duty arising from or in connection with the sale of the Ozon (0.067% (BVIL)) Sale Shares (if applicable);

(b)	cancels the original share certificate(s) held by BVFVNL in respect of the Ozon (0.067% (BVIL)) Sale Shares;

(c)	issues new share certificate(s) in respect of the Ozon (0.067% (BVIL)) Sale Shares in the name of Fermi and provides them to Fermi;

(d)

updates its register of members so that Fermi is reflected as the holder of the Ozon (0.067% (BVIL)) Sale Shares and provides Fermi with a copy of such updated register of members, dated on the Ozon (0.067% (BVIL)) Completion Date, certified to be a true and complete copy by a director/secretary of Ozon.

Signature Page

IN WITNESS WHEREOF this Agreement has been duly executed on the date inserted on page 1 of this Agreement:

EXECUTED and DELIVERED by BARING VOSTOK FUND V NOMINEES LIMITED	) ) )

/s/ Gillian Newton

Gillian Newton

Director

Signature Page

IN WITNESS WHEREOF this Agreement has been duly executed on the date inserted on page 1 of this Agreement:

EXECUTED and DELIVERED	)
by	)
FERMI INVESTMENTS	)

/s/ Marina Ushakova

Marina Ushakova

Director